[GRAPHIC OMITTED][Orthofix Logo][GRAPHIC OMITTED]

      Contacts:
      Charles W. Federico                      Thomas Hein
      Group President & CEO                    CFO
      Orthofix International N.V.              Orthofix International N.V.
      704.948.2600                             704.948.2600

                 Orthofix Reports Record First-Quarter Revenues
                      of $70.7 Million, an Increase of 47%

HUNTERSVILLE, N.C., April 30, 2004 - Orthofix International N.V. (NASDAQ:OFIX) today announced results for the first quarter ended March 31, 2004.

Sales for the first quarter ended March 31, 2004, were $70.7 million, an increase of 47% compared with $48.2 million reported during the same period in 2003. First-quarter 2004 sales included the incremental impact of Breg, Inc., which was acquired on December 30, 2003. The impact of foreign currency on sales for the first quarter of 2004 was a positive $2.4 million.

Net income for the first quarter ended March 31, 2004, was $8.3 million, or $0.53 per diluted share, an increase of 40% compared with $5.95 million, or $0.41 per diluted share, reported during the same period in 2003. In the first quarter ended March 31, 2004, the Company incurred $0.4 million in litigation cost related to the KCI patent infringement case, compared with $0.9 million for the same period in 2003. Diluted weighted average shares outstanding were 15,745,473 and 14,499,614 during the three months ended March 31, 2004, and March 31, 2003, respectively.

Net sales by geographic destination for the period ended March 31, (In millions)



                         Three Months Ended March 31,
                     ---------------------------------------
                        2004        2003       % Increase
                     ----------  ----------  ---------------
Americas               $ 51.3      $ 31.2          64%


International          $ 19.4      $ 17.0          14%
                     ----------  ----------  ---------------

Total                  $ 70.7      $ 48.2          47%
                     ==========  ==========  ===============

Following the Breg acquisition, the Company stated that it would classify net sales by the market sectors of "Spine", "Reconstruction" and "Trauma" rather than by product groups. Breg sales are all reported in the "Reconstruction" sector.

Net sales by market sector for the periods ended March 31, (In millions)


                         Three Months Ended March 31,
                     ---------------------------------------
                        2004        2003       % Increase
                     ----------  ----------  ---------------
Orthopedic Products
   Spine               $ 19.6      $ 18.3           7%
   Reconstruction        29.7        12.4         140%
   Trauma                15.7        12.6          25%

                     ----------  ----------  ---------------

Total Orthopedic         65.0        43.3          50%

Non-Orthopedic            5.7         4.9          16%
                     ----------  ----------  ---------------

Total                  $ 70.7      $ 48.2          47%
                     ==========  ==========  ===============


Purchase accounting adjustments from the Breg acquisition resulted in a non-recurring, first-quarter charge to cost of sales of $0.5 million for step-up in the value of acquired inventories. Other recurring purchase accounting items, principally amortization of intangibles and depreciation of step-up in the value of fixed assets acquired, increased operating expenses for the first quarter of 2004. Additional first quarter 2004 interest expense reflects principally the cost of financing for the Breg acquisition.

In March, in order to focus its resources on the Breg acquisition, the Company reduced its ownership participation in OrthoRx to approximately 21% and recorded a gain by selling a portion of its shares in the joint venture to its partner, Ferrer Freedman and Co., and by not participating in a further round of financing. Additionally, as part of a plan to consolidate its U.K. facilities, the Company sold its interest in a facility for a gain. These gains were partially offset by exchange losses and the Company's share of losses from OrthoRx operations, which taken together comprise other income for the first quarter of 2004. The first quarter 2004 effective tax rate was 30%, which was due in part to the favorable effect of the sale of OrthoRx shares and reduced spending on KCI litigation.

Charles W. Federico, President and Chief Executive Officer, stated, "Through the first quarter, our acquisition of Breg is right on course, and we are pleased with their 14% year-over-year revenue growth and contribution to our overall business. Our market sectors of Spine, Reconstruction, and Trauma also performed well for the quarter. We were particularly pleased with strong growth in the Trauma sector, where both external fixation and the Physio-Stim for long bone non-unions demonstrated excellent year-over-year growth, together with good early success for our PC.C.P. system. We remain positive about our progress toward FDA clearance of the new cervical bone growth stimulator. Further, we were pleased to announce a multi-year contract extension to our twelve-year relationship with Kendall Healthcare for the AV Impulse system."

Orthofix International, N.V., a diversified orthopedic products company, offers a broad line of minimally invasive surgical, as well as non-surgical, products for the spine, reconstruction, and trauma market sectors that address the lifelong bone-and-joint health needs of patients of all ages--helping them achieve a more active and mobile lifestyle. Orthofix's products are widely distributed around the world to orthopedic surgeons and patients--via Orthofix's sales representatives, and via partnerships with other leading orthopedic product companies, such as Medtronic Sofamor Danek, Stryker Howmedica, and Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Wake Forest University School of Medicine, the Orthopedic Research and Education Foundation, the Cleveland Clinic Foundation, Innovative Spinal Technologies and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This news release contains certain "forward-looking" statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix, are based on management's current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the integration of the businesses of Orthofix and Breg, unanticipated expenditures, the final purchase price allocation, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the FDA's approval of new products, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy and other factors described in the most recent report on Form 10-K and other periodic reports filed by Orthofix with the Securities and Exchange Commission.

                          - Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)



                                                 For the three months
                                                ----------------------
                                                   ended March 31,
                                                ----------------------
                                                   2004        2003
                                                ----------  ----------

Net sales                                       $   70,739  $   48,181
Cost of sales                                       19,546      12,585
                                                ----------  ----------
  Gross profit                                      51,193      35,596
                                                ----------  ----------

Operating expenses
  Sales and marketing                               26,136      17,600
  General and administrative                         7,247       4,982
  Research and development                           3,316       2,131
  Amortization                                       1,333         278
  Litigation and settlement costs                      372         862
                                                ----------  ----------
                                                    38,404      25,853
                                                ----------  ----------

Operating income                                    12,789       9,743

Interest income/(expense)                           (1,529)         57

Other income/(expense)                                 595        (383)
                                                ----------  ----------
  Income before income tax                          11,855       9,417

Income tax expense                                  (3,511)     (3,464)
                                                ----------  ----------
  Net income                                    $    8,344  $    5,953

  Net income per common share - basic           $     0.55  $     0.43

  Net income per common share - diluted         $     0.53  $     0.41

Weighted average number of common               15,039,870  13,704,052
  shares outstanding - basic

Weighted average number of common               15,745,473  14,499,614
  shares outstanding - diluted

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)


                                                       As of          As of
                                                   ------------   -------------
                                                     March 31,      December 31,
                                                   ------------   -------------
                                                        2004           2003
                                                   ------------   -------------
Assets
Current assets:
  Cash and cash equivalents                        $  40,067      $  33,559
  Trade accounts receivable                           72,360         70,690
  Inventory                                           32,054         30,713
  Deferred income taxes                                3,978          3,978
  Prepaid expenses and other                          11,505          8,928
                                                   ---------      ---------
    Total current assets                             159,964        147,868

Securities and other investments                       4,881          5,775
Property, plant and equipment, net                    18,181         19,169
Intangible assets, net                               230,525        234,123
Other long-term assets                                 5,441          6,244
                                                   ---------      ---------
    Total assets                                   $ 418,992      $ 413,179
                                                   =========      =========

Liabilities and shareholders' equity
Current liabilities:
  Bank borrowings                                  $   1,547      $      72
  Current portion of long-term debt                   11,073         11,063
  Trade accounts payable                              10,793         11,569
  Other current liabilities                           26,233         30,236
                                                   ---------      ---------
    Total current liabilities                         49,646         52,940

Long-term debt                                        96,362         99,072
Deferred income taxes                                 16,160         16,642
Deferred income                                        2,500          2,500
Other long-term liabilities                              166            186
Deferred compensation                                  1,044          1,063
                                                   ---------      ---------
    Total liabilities                                165,878        172,403
                                                   ---------      ---------
Shareholders' equity
  Common shares                                        1,518          1,498
  Additional paid-in capital                          86,031         81,960
  Less: Treasury shares, at cost                          --             --
                                                   ---------      ---------
                                                      87,549         83,458
  Retained earnings                                  156,267        147,924
  Accumulated other comprehensive income               9,298          9,394
                                                   ---------      ---------
    Total shareholders' equity                       253,114        240,776
                                                   ---------      ---------
    Total liabilities and shareholders' equity     $ 418,992      $ 413,179
                                                   =========      =========

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

                                           For the three months ended March 31,
                                           -------------------------------------
                                                               2004        2003
                                                           ---------   ---------

Net cash provided by operating activities                  $  6,953    $ 11,309
                                                           ---------   ---------

Cash flows from investing activities:
    Investment in subsidiaries and affiliates                (1,105)    (22,071)
    Capital expenditure                                      (1,933)       (974)
    Other                                                     1,300        (300)
                                                           ---------   ---------
        Net cash used in investing activities                (1,738)    (23,345)
                                                           ---------   ---------

Cash flows from financing activities:
    Net (repayment) proceeds of loans and borrowings         (1,280)     (1,881)
    Proceeds from issuance of common stock                    3,034       8,385
    Acquisition of treasury shares                               --      (1,880)
    Payment of debt issuance costs                             (460)         --
                                                           ---------   ---------
        Net cash used in financing activities                 1,294       4,624
                                                           ---------   ---------

Effect of exchange rate changes on cash                          (1)        151
                                                           ---------   ---------

Net (decrease) increase in cash and cash equivalents          6,508      (7,261)
Cash and cash equivalents at the beginning of the period     33,559      48,813
                                                           ---------   ---------
Cash and cash equivalents at the end of the period         $ 40,067    $ 41,552
                                                           ---------   ---------